UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[  ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

[  ] Definitive Information Statement

ATTUNE RTD

(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF ATTUNE RTD.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

ATTUNE RTD

3111 E. Tahquitz Canyon Drive,

Palm Springs, CA 92262

(855) 274-6928

INFORMATION STATEMENT

December 28, 2012

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of Attune RTD:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Common Stockholders”) of Common Stock, par value $.001 per share (the “Common Stock”), of Attune RTD, a Nevada corporation (the “Company”), to notify such Common Stockholders that on December 17, 2012, the Company received a unanimous written consent in lieu of a meeting of the holders of Class B Participating Cumulative Preferred Stock, par value $0.0166 per share (the “Series B Preferred”). Each share of Class B Preferred has the equivalent of one hundred (100) votes of Common Stock. Currently, there are seven (7) holders of Class B Preferred (together, the “Class B Stockholders”), collectively holding 1,000,000 shares of Class B Preferred, resulting in the Class B Stockholders holding in the aggregate approximately 88.72% of the total voting power of all issued and outstanding voting capital of the Company (the “Majority Stockholders”). The Majority Stockholders authorized the following:

●	The increase in the number of authorized shares of Common Stock from fifty nine million (59,000,000) shares of Common Stock to twenty billion (20,000,000,000) shares of Common Stock (the “Authorized Common Stock Share Increase”);

●	The amendment of the par value (the “Common Par Change”) of Common Stock from a par value $0.0166 per share to a par value of $0.00004897 per share.

The amendment of the Class B Preferred to such that the voting rights of Class B Shareholders are increased from one hundred votes per share to twenty thousand votes per share (the “Class B Vote Increase”).

The Amendment of the Articles of Incorporation to authorize the issuance of five million (5,000,000) shares of “blank check” preferred stock, 0.0166 par value per share, to be issued in series, and all properties of such preferred stock to be determined by the Company’s Board of Directors (the “Authorized Blank Check Preferred Stock”)

We have attached Appendix A hereto a form of the proposed amendments to the Articles of Incorporation, indicating the change of par value of the common stock to $.00004897, the increase in authorized shares of common stock to twenty billion, the increase in the voting rights of Class B Shareholders to twenty thousand, and the authorization of issuance of five million shares of “blank check” preferred stock.

On December 17, 2012, the Board of Directors of the Company (the “Board”) approved, and recommended for approval to the holders having the power to vote with respect to the Common Stock, the: (i) Authorized Common Stock Share Increase, (ii) Common Par Change, (ii) Class B Vote Increase, and (iv) Authorized Blank Check Preferred Stock (collectively the “Actions “). On December 17, 2012, the Majority Stockholders approved each of the Actions by written consent in lieu of a meeting in accordance with the Nevada General Corporation Law (“NRS”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the Actions.

We will mail the Notice to the Common Stockholders on or about January __, 2013.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes that the Common Stockholders of the Company will benefit from these Actions because it believes that the Company will be able to attract new investors for investment in its mobile robotics and enhanced collaboration businesses.

The Board believes that the Common Stockholders of the Company will benefit from the Actions because such changes may allow the Company greater flexibility in pursuing acquisitions, equity investments and other opportunities.

The increase in the number of authorized shares of Common Stock is not intended to have an anti-takeover effect. However, future issuances of Common Stock would have the effect of diluting the voting rights of existing holders of such stock.

Accordingly, it was the Board’s opinion that the Actions would better position the Company to attract potential business candidates and provide the Common Stockholders a greater potential return.

INTRODUCTION

Section 78.320 of the Nevada Revised Statutes (“NRS”) provides that the written consent of the holders of a majority of the outstanding shares of voting capital stock can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. The NRS, however, does not require that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action.

Nonetheless, in accordance with Rule 14c-2(b) of the Exchange Act, we will mail the Notice to the Common Stockholders on or about February__, 2013.

This Information Statement contains a brief summary of the material aspects of each of the Actions approved by the Board of Directors (the “Board”) of Attune RTD (the “Company,” “we,” “our,” or “us”) and the holders of Class B Convertible Preferred Stock (the “Class B Preferred”), which have voting rights with respect to the Common Stock and constitute a majority of the voting power of the Common Stock.

CLASS B PREFERRED STOCK

On November 28, 2007, the Company amended its Articles of Incorporation to authorize the issuance of one million (1,000,000) shares (par value $0.0166) of the Class B Preferred. Among the rights, preferences and privileges of the Class B Preferred is that each holder of one share of Class B Preferred (the “Class B Stockholders”) has the equivalent of one hundred (100) votes of Common Stock.

As of December 17, 2012, there were issued and outstanding 32,126,716 shares of our Common Stock, and (ii) one million shares of our Class B Preferred. Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Actions is 132,126,716 (32,126,716 + 100,000,000) (the sum of the votes represented by the issued and outstanding shares of Common Stock and Class B Preferred). Pursuant to Section 78.320 of the NRS, at least a majority of the voting equity of the Company, or at least sixty six million sixty three thousand three hundred fifty six (66,063,356) votes, are required to approve the Actions by written consent. The Class B Stockholders, which hold in the aggregate one hundred seventeen million two hundred twenty four thousand seven hundred sixteen (117,224,716) votes or approximately 88.72% of the voting equity of the Company, have all voted in favor of the Actions, thereby satisfying the requirement under Section 78.320 of the NRS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

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The following table sets forth the name of the Class B Stockholders, the number of shares Common Stock and of Class B Preferred held by each Class B Stockholder, the total number of votes that the Class B Stockholders voted in favor of the Actions and the percentage of the issued and outstanding voting equity of the Company that voted in favor of the actions.

Name of Class B Stockholder	Number of Shares of Common Stock Held	Number of Shares of Class B Preferred held	Number of Votes held by such Class B Stockholder	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
Shawn Davis	6,039,281	200,000	x 100	26,039,281	19.71%

Thomas Bianco	6,039,281	133,333	x 100	19,372,581	14.66%

Raymond Tai	3,145,714	133,333	x 100	16,479,014	12.47%

Renna Davis	600,000	133,333	x 100	13,933,300	10.55%

Steve Bailey	500,000	133,333	x 100	13,833,300	10.47%

Tim Smith	500,000	133,333	x 100	13,833,300	10.47%

Shawn Steib	400,000	133,333	x 100	13,733,300	10.39%

ACTIONS TO BE TAKEN

The (i) Authorized Common Stock Share Increase, (ii) Common Par Change, (ii) Class B Vote Increase, and (iv) Authorized Blank Check Preferred Stock will become effective on the date that we file the Amended and Restated Certificate of Incorporation of the Company (the “Amendment”) with the Secretary of State of the State of Nevada. Such filing can occur no earlier than twenty (20) calendar days after the mailing of this information statement.

We currently expect to file the Amendment on or about February __, 2013.

With respect to each Action described in this Information Statement, the Board reserves the right, notwithstanding that the Class B Stockholders have approved each Action, to elect not to proceed with one or more Actions if, at any time prior to filing the Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of the Company’s stockholders to consummate any one or more of the Actions.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES

OF COMMON STOCK

GENERAL

The number of authorized shares of our Common Stock will be increased from fifty nine million (59,000,000) shares to twenty billion (20,000,000,000) shares (the “Authorized Common Stock Share Increase”).

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The additional shares of common stock for which authorization is sought would be part of the existing class of Common Stock, if and when issued. These shares would have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of the Company’s Common Stock do not have preemptive rights to subscribe for and purchase any new or additional issues of Common Stock or securities convertible into Common Stock.

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The Board of Directors believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of Common Stock is to have shares available for issuance for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation:

conversion of convertible securities

-	future acquisitions
-	investment opportunities
-	stock splits
-	stock dividends or other distributions
-	future financings and other corporate purposes

Although the Company is actively discussing financing alternatives which may result in the issuance of additional shares of Common Stock, the Company has no such plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of common stock.

CHANGE IN PAR VALUE OF COMMON STOCK

GENERAL

The par value of our Common Stock will be changed from $0.0166 par value per share to $0.00004897 par value per share.

PURPOSE AND EFFECT OF THE COMMON PAR CHANGE

“Par Value” is a dollar value assigned to shares of stock, which is the minimum amount for which each share may be sold. Historically, the concept of par value and the stated capital of a company were to protect creditors and senior security holders by ensuring that a company received at least the par value as consideration for issuance of its shares. Over time, these concepts have lost their significance for the most part. In fact, Nevada (as well as most states) permits the issuance of shares without par value and most newly-formed companies have no par value or a minimal par value shares.

The reduction in par value is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock at a price as low as $0.00004897 per share without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

The Board also believes that the reduction in par value of the Company’s Common Stock will provide it with greater flexibility in setting the consideration that may be received for shares of Common Stock issued in transactions such as mergers, acquisitions and other business combinations, stock issuances and issuances of securities exercisable for or convertible into shares of Common Stock.

CLASS B PREFERRED VOTE INCREASE

GENERAL

The Class B Preferred will be changed such that the voting rights of Class B Shareholders are increased from one hundred votes per share to twenty thousand votes per share.

PURPOSE AND EFFECT OF THE CLASS B VOTE INCREASE

The Board believes that the increase in the voting rights of Class B Shareholders from one hundred votes per share to twenty thousand votes per share will preserve the current relative voting power of the Majority Shareholders despite the issuance of large amounts of Common Stock in future potential financings and acquisitions.

Although the increase in the voting rights of Class B Shareholders is not being done for the purpose of impeding any pending takeover attempt, nevertheless, the voting power of the Class B Shareholders has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the inability to win the approval of the Class B Shareholders, for example, could make the Company unattractive to the party seeking control of the Company. This would also have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

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AUTHORIZED BLANK CHECK PREFERRED STOCK

GENERAL

The Articles of Incorporation will be amended to authorize the issuance of five million (5,000,000) shares of “blank check” preferred stock, $0.00004897 par value per share, to be issued in series, and all properties of such preferred stock shall be determined by the Company’s Board of Directors.

PURPOSE AND EFFECT OF THE AUTHORIZED BLANK CHECK PREFERRED STOCK

The Board believes that the ability to create and issue various series of the Company’s preferred stock with various properties as determined by its Board of Directors will provide it with greater speed and flexibility in determining the consideration that may be offered by the Company’s issuance of its equity in transactions such as mergers, acquisitions and other business combinations, and for raising capital for the Company. In many of these transactions, time is of the essence, and the ability of the Board to act in such matters without the time-consuming process of shareholder approval (especially in the case of an Exchange Act reporting company) can make the difference in consummation of such transactions.

The authorization of the issuance of five million shares of “blank check” preferred stock is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of various series of the Company’s preferred stock with various properties without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of December 28, 2012 of (i) each person known to us to beneficially own more than 10% of Common Stock, (ii) our directors, (iii) each named executive officer and (iv) all directors and named executive officers as a group. As of December 28, 2012, there were a total of 32,126,716 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote. The column entitled “Percentage of Total Voting Stock” shows the percentage of total voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire, within sixty (60) days of December 28, 2012 through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

		Common and Preferred B Stock Beneficially Owned
Name/Address	Title of Class	Number	Percent

Shawn Davis, CEO, Director	common Stock	6,039,281	18.80%
c/o Attune RTD.	Preferred B	200,000	20.0%
3111 E. Tahquitz Canyon Drive.,
Palm Springs, CA 92262
Thomas Bianco, CFO, Director	common Stock	6,039,281	18.80%
c/o Attune RTD.	Preferred B	133,333	13.33%
3111 E. Tahquitz Canyon Drive.,
Palm Springs, CA 92262
Raymond Tai	common Stock	3,145,714	9.79%
c/o Attune RTD	Preferred B	133,333	13.33%
3111 E. Tahquitz Canyon Drive.,
Palm Springs, CA 92262
Renna Davis,	common Stock	600,000	1.87%
c/o Attune RTD	Preferred B	133,333	13.33%
3111 E. Tahquitz Canyon Drive.,
Palm Springs, CA 92262
Steve Bailey	common Stock	500,000	1.56%
c/o Attune RTD	Preferred B	133,333	13.33%
3111 E. Tahquitz Canyon Drive.,
Palm Springs, CA 92262
Tim Smith, Secretary	common Stock	500,000	1.56%
c/o Attune RTD	Preferred B	133,333	13.33%
3111 E. Tahquitz Canyon Drive.,
Palm Springs, CA 92262
Shawn Steib	common Stock	400,000	1.25%
c/o Attune RTD	Preferred B	133,333	13.33%
3111 E. Tahquitz Canyon Drive.,
Palm Springs, CA 92262
Directors and executive officer as a group (3 persons)	Common Stock	12,578,562	39.16%
	Preferred B	466,666	46.67%

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ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the ” SEC “). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(2)	Quarterly Report on Form 10-Q for the three months ended March 31, 2012;

(3) (4)	Quarterly Report on Form 10-Q for the six months ended June 30, 2012; and Quarterly Report on Form 10-Q for the nine months ended September 30, 2012

You may request a copy of these filings, at no cost, by writing Attune RTD at 3111 E. Tahquitz Canyon Drive., Palm Springs, CA 92262 or telephoning the Company at (855) 274-6928. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Shawn Davis
Shawn Davis
Chief Executive Officer and Director

Dated: December 28, 2012

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Appendix A

Proposed Amendment to the Article Fourth of the Articles of Incorporation, indicating the change of par value of the common stock to $.00004897, the increase in authorized shares of common stock to twenty billion, the increase in the voting rights of Class B Shareholders to twenty thousand, and the authorization of issuance of five million shares of “blank check” preferred stock.

Fourth: The total number of shares of all classes of capital stock, which the corporation shall have authority to issue, is 20,006,000,000 shares. Stockholders shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of directors or for any other purpose. The classes and the aggregate number of shares of stock of each class, which the corporation shall have authority to issue, are as follows:

(a) 20,000,000,000 shares of common stock, $0.00004897 par value (“Common Stock”);

(b) 1,000,000 shares of Class B Participating Cumulative Preferred Supervoting Stock, par value 0.0166, the holders of which are entitled to twenty thousand votes per share and are entitled to receive the net assets of the Corporation upon dissolution; and the Board of Directors is hereby authorized without limitation to fix by resolution or resolutions the dividend rights and dividend rates of Class B Participating Cumulative Supervoting Stock.

(c) 5,000,000 shares of “blank check” preferred stock, $0.0166 par value (“Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: The right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the corporation or for any debt securities of the corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series’ permitted by law.

The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock, the Class B Participating Cumulative Preferred Supervoting Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The capital stock, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

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